Emmaus Holdings, Inc. 8-K

Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
EMMAUS LIFE SCIENCES, INC.
INTO
EMMAUS HOLDINGS, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

Emmaus Holdings, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Company”), does hereby certify:

First:  That this Company was incorporated on September 24, 2007 pursuant to the General Corporation Law of the state of Delaware.

Second:  That this Company owns all of the issued and outstanding shares of stock of Emmaus Life Sciences,  Inc., a corporation organized and existing under the laws of the state of Delaware.

Third:  That this Company, by resolutions of its board of directors duly adopted by unanimous written consent on September 12, 2011 determined to merge into itself said Emmaus Life Sciences, Inc., which resolutions are set forth as Exhibit A attached hereto and incorporated herein.

Fourth:  The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form:  The name of the Company is Emmaus Life Sciences, Inc.

Fifth:  The merger shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, Emmaus Holdings, Inc. has caused this Certificate of Ownership and Merger to be executed by a duly authorized officer this 13th day of September 2011.

Emmaus Holdings, Inc.

Dated: September 14, 2011	By:	/s/ Yutaka Niihara
		Name:	Yutaka Niihara M.D., MPH.
		Title:	President and Chief Executive Officer

Exhibit A

RESOLUTIONS OF MERGER

Formation of Wholly-Owned Subsidiary to Effectuate a Name Change

WHEREAS, the Board of Directors (the “Board”) of Emmaus Holdings, Inc. (the “Company”) deems it to be in the best interests of the Company to change its name to Emmaus Life Sciences, Inc. to better reflect the business of the Company (the “Name Change”);

WHEREAS, the Company will form a wholly-owned subsidiary named Emmaus Life Sciences, Inc. (the “Merger Subsidiary”) to effectuate the Name Change pursuant Section 253 of the DGCL which permits the “short-form” merger into a parent corporation of a subsidiary corporation where at least 90% of the outstanding shares of each class of stock of the subsidiary corporation are owned by the parent corporation by executing, acknowledging and filing, in accordance with section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of adoption; and

WHEREAS, the Name Change shall be effectuated by the filing of a certificate of ownership and merger merging the Merger Subsidiary into the Company.

NOW, THEREFORE, BE IT RESOLVED, that the form of Certificate of Ownership and Merger  (the “Certificate of Merger”), attached hereto as Exhibit A, to be filed is hereby adopted and approved with such additions, modifications, or deletions as the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer and Corporate Secretary (the “Officers”) of the Company deems necessary or appropriate and in the best interest of the Company and its stockholders.

RESOLVED FURTHER, that the Officers of the Company be, and each hereby is, authorized and directed, to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

RESOLVED FURTHER, that the Officers of the Company are, and each of them hereby is, authorized and directed, to execute and file all documents and to take all other actions they may deem necessary or advisable, to carry out the intent and accomplish the purposes of these resolutions, including distribution of any notices to the stockholders of the Company, obtaining new stock certificates and revising and amending documents, plans, charters and agreements to reflect the Name Change.